
As filed with the Securities and Exchange Commission on June 5, 1998       Registration No. 333-________

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                                  ________________
                               REGISTRATION STATEMENT
                                         ON
                                      FORM S-3
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  VIEW TECH, INC.
               (Exact Name of Registrant as Specified in Its Charter)

               DELAWARE                    3760 CALLE TECATE, SUITE A               77-0312442
    (State or Other Jurisdiction of       CAMARILLO, CALIFORNIA  93012           (I.R.S. Employer
    Incorporation or Organization)               (805) 482-8277                 Identification No.)

                         (Address, Including Zip Code, and
                      Telephone Number, Including Area Code,
                    of Registrant's Principal Executive Offices)

                                 -------------------

                                  DAVID A. KAPLAN
                                  VIEW TECH, INC.
                             3760 CALLE TECATE, SUITE A
                                CAMARILLO, CA  93012
                                   (805) 482-8277
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

                                 -------------------
Copies of all communications, including all communications sent to the agent for service, should also be sent to:

               V. JOSEPH STUBBS, ESQ.                               JOSEPH P. GALDA, ESQ.
        Troop Meisinger Steuber & Pasich, LLP          Buchanan Ingersoll, A Professional Corporation
         10940 Wilshire Boulevard, Suite 800              (Counsel to certain selling stockholders)
             Los Angeles, CA 90024-3902                  1200 Two Logan Square, 8th and Arch Streets
                                                                 Philadelphia, PA 19103-6933

     Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/
     If this form is filed to register securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box / /

                               ------------------------

CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
     TITLE OF EACH CLASS OF         AMOUNT TO BE         PROPOSED MAXIMUM      PROPOSED MAXIMUM AGGREGATE   AMOUNT OF REGISTRATION
   SECURITIES TO BE REGISTERED       REGISTERED         OFFERING PRICE PER           OFFERING PRICE                  FEE
                                                              SECURITY
----------------------------------------------------------------------------------------------------------------------------------
       Common Stock                    529,053(1)              $5.00                 $2,645,265(2)                 $781(3)
----------------------------------------------------------------------------------------------------------------------------------
       Common Stock                    767,464(4)           $2.94(5)                 $2,256,345(5)                 $666(3)
----------------------------------------------------------------------------------------------------------------------------------
       Common Stock                  1,279,612(6)           $2.94(5)                 $3,762,060(5)                  $1,110
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
          Totals                        2,576,129                                       $8,663,670               $2,557(7)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

     (1) Represents 529,053 shares of common stock, par value $0.0001 per share ("Common Stock") of View Tech, Inc. ("View Tech" or the "Company"), underlying Common Stock purchase warrants originally sold by the Company in connection with the Company's initial public offering in June 1995 (the "Public Warrants").
     (2) Pursuant to Rule 457(o) under the Securities Act, the registration fee is based on the maximum aggregate offering price of the Public Warrants.
     (3) The Registration fee was previously paid with respect to these securities in connection with Registration Statement No. 333-19597.
     (4) Consists of shares of Common Stock being offered by the Selling Stockholders named herein (the "Selling Stockholders"), including 293,500 shares of Common Stock underlying Common Stock purchase warrants (the "Private Warrants") and 260,000 shares of Common Stock pursuant to outstanding options (the "Options"). (The Private Warrants and the Public Warrants are sometimes collectively referred to herein as the "Warrants.")
     (5) Pursuant to Rule 457(c) under the Securities Act, the maximum aggregate offering price of the Common Stock is based upon the average of the high and low prices reported on The NASDAQ National Market System on June 2, 1998.
     (6) Consists of shares of Common Stock being offered by the Selling Stockholders, including 567,500 shares of Common Stock underlying Private Warrants.
     (7) $1,110 of the Registration fee has not been previously paid in connection with Registration Statement No. 333-19597 and will be paid herewith.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the securities act or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                     SUBJECT TO COMPLETION, DATED JUNE 5, 1998

                         2,576,129 SHARES  OF COMMON STOCK
                           (par value $ 0.0001 per share)

                                  VIEW TECH, INC.
                                    COMMON STOCK
          This prospectus (this "Prospectus") relates to the public offering (this "Offering"), which is not being underwritten, of 2,576,129 shares (the "Shares") of Common Stock, $0.0001 par value ("Common Stock"), of View Tech, Inc. ("View Tech" or the "Company"). 529,053 of the Shares are being offered for sale by the Company pursuant to outstanding warrants at an exercise price of $5.00 per share (the "Public Warrants"). The remaining 2,047,076 shares of Common Stock may be offered by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale transfer (the "Selling Stockholders"), which include (i) an aggregate of 260,000 shares of Common Stock which are being offered for sale by the Selling Stockholders pursuant to outstanding options at exercise prices ranging from $7.00 to $7.38 per share (the "Options") and (ii) an aggregate of 861,000 shares of Common Stock which are being offered by the Selling Stockholders pursuant to Common Stock purchase warrants at exercise prices ranging from $6.50 to $7.15 per share (the "Private Warrants") (collectively with the Public Warrants, the "Warrants"). See "Shares of Selling Stockholders Being Registered." The Company will receive proceeds from the exercise of the outstanding Warrants and Options from time to time if and when they are exercised. However, the Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.

          1,296,517 of the Shares covered by this Prospectus, including 1,082,553 of the Shares issuable upon exercise of the Warrants and the Options, were previously registered by the Company and were covered by a Prospectus dated January 30, 1997 and the Registration Statement to which it related. Such Registration Statement and Prospectus have been superseded in their entirety by this Prospectus and the new Registration Statement to which it relates.

          The sale of the Common Stock may be effected by the Selling Stockholders from time to time in transactions on the NASDAQ National Market ("NASDAQ"), in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

          None of the proceeds from the sale of the Common Stock by the Selling Stockholders will be received by the Company. The Company has agreed, among other things, to bear certain expenses (other than underwriting discounts and commissions and brokerage commissions and fees) in connection with the registration and sale or the Common Stock being offered by the Selling Stockholders. See "Selling Stockholders."

          The Common Stock is traded on NASDAQ under the symbol "VUTK." On June 2, 1998 the average of the high and low prices of the Common Stock as reported on NASDAQ was $ 2.94.

          The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of
     Section 2(11) of the Securities Act of 1933 (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK
                                   OFFERED HEREBY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS.

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
        TITLE OF EACH CLASS OF                 AMOUNT OF          PRICE TO PUBLIC          PROCEEDS TO
       SECURITY BEING REGISTERED               SECURITIES            PER SHARE               ISSUER OR
                                                                                         OTHER PERSONS(1)(2)
--------------------------------------------------------------------------------------------------------------
             Common Stock                      529,053(3)             $5.00                  $ 2,645,265
--------------------------------------------------------------------------------------------------------------
             Common Stock                    2,047,076(4)             $2.94                  $ 6,018,405(5)
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                 Total                          2,576,129                                    $ 8,663,670(6)
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) The Company does not have any agreement to pay underwriting commissions with respect to the exercise of any of the Warrants or the Options.

(2) All expenses of this Offering are being borne by the Company. The Company estimates that it will incur approximately $40,557 in registration, legal, accounting, printing and listing fees in connection with this Offering.
(3) Consists of 529,053 shares of Common Stock underlying the Public Warrants with exercise prices of $5.00 per share.

(4) Consists of 2,047,076 shares of Common Stock being offered for the account of the Selling Stockholders, which include 861,000 shares of Common Stock underlying the Private Warrants at exercise prices ranging from $6.50 to $7.15 per share and 260,000 shares of Common Stock underlying the Options at exercise prices ranging from $7.00 to $7.38 per share.
(5) Represents the anticipated sale by the Selling Stockholders at $ 2.94 per share, the average of the high and low sales price reported on The NASDAQ National Market on June 2, 1998 and does not give effect to ordinary brokerage commissions or other costs of sale that will be borne solely by the Selling Stockholders. There can be no assurances, however, that the Selling Stockholders will be able to sell their shares at this price, or that a liquid market will exist for the Company's Common Stock. The Company will receive no proceeds upon the sale of shares of Common Stock by the Selling Stockholders except for approximately $7,662,341 which will be paid by the Selling Stockholders to the Company upon the exercise of the Private Warrants and the Options. There can be no assurance that the Private Warrants and the Options will be exercised. See "Use of Proceeds."
(6) Excluding expenses, the proceeds from this Offering to be received by the Company from the issuance of 1,650,053 shares of Common Stock issuable upon exercise of the Warrants and the Options are estimated to be $10,307,606. There can be no assurances that any of the Warrants and/or the Options will be exercised, and accordingly, the Company may not receive any proceeds from this Offering. See "Use of Proceeds."

                            ---------------------------
                    The date of this Prospectus is June 5, 1998

                               AVAILABLE INFORMATION

     View Tech is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by View Tech can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and at 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a web site at "http:/www.sec.gov" containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. View Tech's Common Stock is listed on NASDAQ and reports, proxy and information statements and other information concerning View Tech can also be inspected at the offices of The NASDAQ, 1735 K Street, N.W., Washington D.C. 20006-1500.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to accurately describe all material terms so referred to, but are not necessarily a complete description of the contents of any such contract, agreement or other document. The Registration Statement and the exhibits and schedules thereto may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or part thereof may be obtained from such office upon payment of the prescribed fees.

                       INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed on March 31, 1998;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 filed on May 15, 1998;

     3. The Definitive Proxy Statement of the Company dated April 30, 1998 in connection with the Annual Meeting of Stockholders held on June 3, 1998;

     4. The Current Reports of the Company on Form 8-K/A filed on February 3, 1998, and on Form 8-K filed on February 5, 1998;

     5. The Company's Registration Statement on Form 8-A/A-3 filed on May 14, 1998.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated by reference herein shall be deemed modified or superseded for purposes of this Prospectus to the extent that a statement contained or in any other subsequently filed report or document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing reports and documents which are incorporated herein by reference (other than exhibits to such reports and documents, unless such exhibits are specifically incorporated by reference into any such reports and documents). Requests for copies of such reports and documents should be submitted in writing to Teri Brath, Investor Relations Manager, View Tech, Inc., 3760 Calle Tecate, Suite A, Camarillo, California 93012 or by telephone at
(805) 482-8277.

                                     RISK FACTORS

     AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.

     The factors discussed below and elsewhere in this Prospectus could adversely affect the value of the Common Stock. In addition, the factors discussed below and elsewhere in this Prospectus may constitute forward-looking statements and, as such, may involve known or unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Any forward-looking statements contained in this Prospectus should not be relied upon as predictions of future events. Such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "could," "seeks," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Such statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. The following risk factors may constitute or include cautionary, forward-looking statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements. Actual results in the future could differ materially from those described in the forward-looking statements or as a result of the factors set forth below, which list does not purport to be exhaustive, and the matters set forth in this Prospectus generally.

FUTURE FINANCING REQUIREMENTS

     The Company may require additional working capital in order to operate its business efficiently and to implement its internal expansion. The Company may seek to raise additional capital to meet such needs in either the form of a private placement of its securities and/or traditional bank financing, or a combination of both. There can be no assurance, however, that the Company will be able to raise any additional funds that may be necessary to meet the Company's future capital needs or that such additional funds, if available, can be obtained on terms acceptable to the Company. The failure to raise additional capital, on terms acceptable to the Company, when and if needed, could force the Company to alter its business strategy and could have a material adverse effect on the Company's business, financial condition and results of operations.

UNASCERTAINABLE RISKS DUE TO RAPID EXPANSION AND FUTURE ACQUISITIONS

     Management anticipates that the Company will continue to grow through internal expansion. Since July 1992, View Tech, by virtue of its expansion activity, has grown from two employees in one location to 336 employees in 23 locations at May 11, 1998. In the past 24 months, View Tech has acquired four businesses, including USTeleCenters ("UST"). By virtue of rapid internal growth and external growth through acquisitions, the Company is subject to the uncertainties and risks associated with any expanding business. In light of the potential significance of these changes and the absence of a long history of combined operations, it is possible that the Company will encounter difficulties, such as integration of operations, inefficiencies due to duplicative functions, management and administrative differences and overlapping, competing or incompatible areas of business and operations, that cannot presently be ascertained. There can be no assurance that the Company will fully achieve the anticipated benefits of its recent or future acquisitions.

DEPENDENCE UPON KEY PERSONNEL; RECENT CHANGE OF CHIEF EXECUTIVE OFFICER

     Effective April 17, 1998, Robert G. Hatfield resigned from his position as Chief Executive Officer of the Company. See "Material Changes." In a subsequent action, the Company announced the appointment of William J. Shea as Chief Executive Officer. The Company anticipates that Mr. Shea will initiate a process of reexamining and reassessing the Company's operations, structure and strategic direction, and repositioning the Company for future growth and expansion. There can be no assurance, however, that any such changes in the operations, structure and strategic direction of the Company, should they occur, will not have a material adverse affect on the Company's business, financial condition and results of operations.

     The Company depends to a considerable degree on the continued services of certain of its executive officers, including Paul C. O'Brien, its chairman, William J. Shea, its chief executive officer, and Franklin A. Reece III, its president, as well as on a number of highly trained technical personnel. Any further changes in current management, including but not limited to the loss of Messrs. O'Brien, Shea or Reece could have a material adverse affect on the Company. There can be no assurance that Mr. Shea's recent appointment will not precipitate further changes in the Company's management. Any such further changes in the Company's executive management, the loss of other key management or technical personnel or the failure to attract and retain such personnel could have a material adverse effect on the Company's business, financial condition and results of operation.

LIMITED HISTORY OF PROFITABLE OPERATIONS; SIGNIFICANT FLUCTUATIONS IN OPERATING RESULTS AND NON-RECURRING ITEMS; FUTURE RESULTS OF OPERATIONS UNCERTAIN

     View Tech and UST have operated since 1992 and 1987, respectively. On a combined basis, the Company reported net income for the three months ended March 31, 1998 and has operated as a combined entity since November 29, 1996. Although the Company recently achieved profitability and reported net income, in the future, the Company may continue to experience significant fluctuations in operating results as a result of a number of factors, including, without limitations, delays in product enhancements and new product introductions by its suppliers, market acceptance of new products and services and reduction in demand for existing products and services as a result of introductions of new products and services by its competitors or by competitors of its suppliers. In addition, the Company's operating results may vary significantly depending on the mix of products and services comprising its revenues in any period. There can be no assurance that the Company will achieve revenue growth or will be profitable on a quarterly or annual basis in the future.

     The Company strives to improve its return on assets and its operations and as such, it will continuously review its internal operations and other policies and procedures, including but not limited to those relating to revenue generation, adequacy of reserves and reliability of assets. Any resulting adjustments could have a material adverse affect on the Company's results of operations.

DEPENDENCE ON SUPPLIERS, INCLUDING PICTURETEL, BELL ATLANTIC AND GTE

     For the three months ended March 31, 1998, approximately 28% and 39% of the Company's consolidated revenues were attributable to the sale of equipment manufactured by PictureTel Corporation and to the sale of network products and services provided by Bell Atlantic and GTE, respectively. Termination of or change of the Company's business relationships with PictureTel, Bell Atlantic or GTE, disruption in supply, failure of PictureTel, Bell Atlantic or GTE to remain competitive in product quality, function or price or a determination by PictureTel, Bell Atlantic or GTE to reduce reliance on independent providers such as the Company, among other things, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company is a party to agreements with PictureTel on the one hand, and Bell Atlantic and GTE on the other, that authorize the Company to serve as a non-exclusive dealer and sales agent, respectively, in certain geographic territories. The PictureTel, Bell Atlantic and GTE agreements can be terminated without cause upon written notice by the suppliers, subject to certain notification requirements. There can be no assurance that these agreements will not be terminated, or that they will be renewed on terms acceptable to the Company. These suppliers have no affiliation with the Company and are competitors of the Company.

COMPETITION

     The video communications industry is highly competitive. The Company competes with distributors of video communications equipment, which include PictureTel, VTEL Corporation and Lucent Technologies, and their networks of dealers and distributors, telecommunications carriers and other large corporations, as well as other independent distributors. Other telecommunications carriers and other corporations that have entered the video communications market include AT&T, MCI, some of the Regional Bell Operating Companies ("RBOCs"), Minnesota Mining & Manufacturing Corporation, Intel Corporation, Microsoft, Inc., Sony Corporation and

British Telecom. Many of these organizations have substantially greater financial and other resources than the Company, furnish many of the same products and services provided by the Company and have established relationships with major corporate customers that have policies of purchasing directly from them. Management believes that as the demand for video communications systems continues to increase, additional competitors, many of which will have greater resources than the Company, will enter the video communications market.

     A specific manufacturer's network of dealers and distributors typically involves discreet territories that are defined geographically, in terms of vertical market, or by application (e.g., project management or government procurement). The current agreement with PictureTel authorizes the Company to distribute PictureTel products in the following states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Louisiana, Maine, Massachusetts, Mississippi, Montana, New Hampshire, New Jersey, New Mexico, New York, Oklahoma, Tennessee, Texas, Utah, Vermont and Wyoming. Because the agreement is non-exclusive, however, the Company is subject to competition within these territories by other PictureTel dealers, whose customers elsewhere may have branch facilities in these territories, and by PictureTel itself, which directly markets its products to certain large national corporate accounts. The agreement expires on August 1, 2000 and can be terminated without cause upon 60 days' written notice by PictureTel. There can be no assurance that the agreement will not be terminated, or that it will be renewed by PictureTel, which has no other affiliation with the Company and is a competitor of the Company. While there are suppliers of video communications equipment other than PictureTel, termination of the Company's relationship with PictureTel could have a material adverse effect on the Company.

     The Company believes that customer purchase decisions are influenced by several factors, including cost of equipment and services, video communication system features, connectivity and compatibility, a system's capacity for expansion and upgrade, ease of use and services provided by a vendor. Management believes its comprehensive knowledge of the operations of the industries it has targeted, the quality of the equipment the Company sells, the quality and depth of its services, its nationwide presence and ability to provide its customers with all of the equipment and services necessary to ensure the successful implementation and utilization of its video communications systems enable the Company to compete successfully in the industry.

     The telecommunications industry is also highly competitive. The Company competes with many other companies in the telecommunications business which have substantially greater financial and other resources than the Company, selling both the same and similar services. The Company's competitors in the sale of network services include RBOCs such as Bell South, Bell Atlantic, Southwestern Bell and GTE, long distance carriers such as AT&T, MCI and SPRINT, other long distance and communications companies such as Qwest Communications International Inc. and IXC Communications Inc., by-pass companies and other agents. There can be no assurance that the Company will be able to compete successfully against such companies.

RAPIDLY CHANGING TECHNOLOGY AND OBSOLESCENCE

     The market for communications products and services is characterized by rapidly changing technology, evolving industry standards and the frequent introduction of new products and services. The Company's future performance will depend in significant part upon its ability to respond effectively to these developments. New products and services are generally characterized by improved quality and function and are frequently offered at lower prices than the products and services they are intended to replace. The introduction of products embodying new technologies and the emergence of new industry standards can render the Company's existing products and services obsolete, unmarketable or noncompetitive. The Company's ability to implement its growth strategies and remain competitive will depend upon its ability successfully to (i) maintain and develop relationships with manufacturers of new and enhanced products that include new technology, (ii) achieve levels of quality, functionality and price acceptability to the market, (iii) maintain a high level of expertise relating to new products and the latest in communications systems technology, (iv) continue to market quality telecommunications services on behalf of its RBOC and other exchange service carriers and (v) continue to design, sell, manage and support competitive telecommunications solutions for its customers. There can be no assurance, however, that the Company will be able to implement its growth strategies or remain competitive.

YEAR 2000 DISCLOSURE

     The Company is aware of the issues that many computer systems will face as the millennium (year 2000) approaches. The Company, however, believes that its own internal software and hardware is year 2000 compliant. The Company believes that any year 2000 problems encountered by procurement agencies, hospitals and other customers and vendors are not likely to have a material adverse effect on the Company's operations. The Company anticipates no other year 2000 problems which are reasonably likely to have a material adverse effect on the Company's operations. There can be no assurance, however, that such problems will not arise.

NO DIVIDENDS ON COMMON STOCK

     View Tech has never paid dividends on the Common Stock and anticipates that for the foreseeable future all earnings, if any, will be retained for ongoing operations and general corporate purposes. Accordingly, View Tech does not expect to pay dividends on the Common Stock in the foreseeable future.

LIMITATION OF LIABILITY; INDEMNIFICATION

     Each of View Tech's Certificate of Incorporation and Bylaws contains provisions that limit the liability of directors for monetary damages and provides for indemnification of officers and directors under certain circumstances. Such provisions may discourage stockholders from bringing a lawsuit against directors for breaches of fiduciary duty and may also have the effect of reducing the likelihood of derivative litigation against directors and officers even though such action, if successful, might otherwise have benefited View Tech and its stockholders. In addition, a stockholder's investment in View Tech may be adversely affected to the extent that costs of settlement and damage awards against View Tech's officers or directors are paid by View Tech pursuant to such provisions.

EFFECTS OF CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of View Tech's Certificate of Incorporation and Bylaws and of Delaware law may delay, defer or prevent a change in control of View Tech and may adversely affect the voting and other rights of the holders of Common Stock. In particular, the existence of the Company's classified Board of Directors and the ability of the Company's Board of Directors to issue "blank check" preferred stock without further stockholder approval may have the effect of delaying, deferring or preventing a change in control of the Company.

                                    THE COMPANY

GENERAL

     View Tech, Inc., a Delaware corporation ("View Tech"), commenced operations in July 1992 as a California corporation. Since its initial public offering of common stock in June 1995, View Tech has grown rapidly through internal expansion and through acquisitions. In July and August 1996, View Tech acquired the net assets of VistaTel International, Inc., a Florida corporation headquartered in Boca Raton, Florida and GroupNet, Inc., a Massachusetts corporation located in Boston, Massachusetts, respectively, both of which were engaged in the marketing and installation of video communication equipment. In November 1996, View Tech merged with UST (together with View Tech, the "Company") and the Company reincorporated in Delaware. In November 1997, the Company, through its wholly-owned subsidiary, acquired the net assets of Vermont Telecommunications Network Services, Inc., a Vermont corporation headquartered in Burlington, Vermont, which sells, manages and supports telecommunication network solutions as an agent for Bell Atlantic. The Company currently has 23 offices nationwide.

     The Company, is a leading, single source provider of voice, video and data equipment, network services and bundled telecommunications solutions for business customers nationwide. The Company has equipment distribution partnerships with VTEL Corporation, PolyCom, Inc., PictureTel, Ascend Communications,

VideoServer, Inc., and Northern Telecom and markets network services through agency agreements with Bell Atlantic, BellSouth, GTE, Southwestern Bell, Sprint and UUNET Technologies.

     The Company is headquartered in Camarillo, California. Its executive offices are located at 3760 Calle Tecate, Suite A, Camarillo, California 93012. Its telephone number at that address is 805/482-8277. View Tech's e-mail address is "tbrath@viewtech.com".

VIDEO COMMUNICATIONS

     The Company's video communications group focuses on the sale, installation and service of video communications systems. Utilizing advanced technology, these systems enable users at separate locations to engage in face-to-face discussions and to exchange information with the relative affordability and
convenience of using a telephone.   In addition to the use of video conferences
as a corporate communications tool, use of video communications systems is expanding into numerous productivity enhancing applications, including (i) teachers providing lectures to students at multiple locations, (ii) judges conducting criminal arraignment proceedings while the accused remains incarcerated, (iii) utilizing video technology for the consultation and surgical applications for the health care industry, (iv) coordination of emergency services by public utilities, (v) businesses conducting multi-location staff training programs, and (vi) engineers at separate design facilities coordinating the joint development of products.

TELECOMMUNICATIONS

     The Company's telecommunications group develops and manages sales and customer service programs on an outsourced basis under agency and value-added reseller agreements for (i) certain regional Bell operating companies ("RBOCs"),
(ii) other telecommunications service providers, and (iii) equipment manufacturers. In New England and New York, the Company also provides telecommunications systems integration and on-going account management support for middle market customers. On behalf of its RBOC clients, UST sells high speed data services, Internet access, Centrex network services, local and long distance services, voice mail and other "enhanced" services, discount calling plans and toll-free services such as remote-call-forwarding. As a value-added equipment reseller, the telecommunications group sells, installs and maintains data transmission products, customer premise equipment and telephone systems.

     The Company markets a variety of telephone and other voice equipment products designed specifically for small to medium-sized business customers. Such equipment is sometimes sold in conjunction with the provision of local and long-distance network services. This combination of voice equipment and voice network services is an important ingredient in establishing the Company as a single-point-of-contact provider.

     The Company sells to business customers products specifically designed to transmit data through the established local and long-distance telephone services infrastructure. Products from companies such as Adtran, Madge Networks and Ascend Communications, Inc. allow business customers to facilitate remote access into local area networks, acquire bandwidth on demand and digitally transmit data.

     The Company also sells a wide range of telecommunications services, including high speed data connection, Internet access, local and long distance services, voice mail and other "enhanced" services, discount calling plans and toll-free services. In addition, the Company provides Account Management for Bell Atlantic customers under which it serves as the primary interface between Bell Atlantic and certain of its business customers. Under this program, sales personnel provide a single-point-of-contact and coordination for all of the customer's telecommunications network services needs.

     The Company's relationships with multiple local exchange carriers and long distance providers give it demographic scope and enable it to provision multiple site solutions for customers in a unique single-point of contact methodology. This competitive edge differentiates the Company from all other suppliers of similar size.

                                   USE OF PROCEEDS

     Assuming exercise of all of the Warrants and Options, the net proceeds from this Offering to be received by the Company from the issuance of 1,650,053 shares of Common Stock covered by this Prospectus and issuable upon exercise of the Warrants and the Options is estimated to be $10,267,049. The average of the high and low sales price of the Common Stock on NASDAQ was $ 2.94 on June 2, 1998. All of the Warrants and Options are exercisable for prices equal to or greater than $5.00. There is no assurance that the price of the Common Stock will increase above the exercise price of the Warrants and the Options. Accordingly, the Warrants and/or the Options may not be exercised and the Company may not receive any proceeds from this Offering. The Company will not receive any proceeds from the sale of shares of Common Stock offered by the Selling Stockholders.

     The Company currently anticipates that it will use the net proceeds of this Offering, if any, to fund working capital requirements. The cost, timing and amount of funds required for such purposes by the Company cannot be precisely determined at this time and will be based on, among other things, competitive developments, the rate of the Company's progress in product development, and the availability of alternative methods of financing. In addition, the Board of Directors has broad discretion in determining how the net proceeds of this Offering received by the Company will be applied.

                 SHARES OF THE SELLING STOCKHOLDERS BEING REGISTERED

     The following table sets forth certain information with respect to the ownership of View Tech's Common Stock as of May 28, 1998 by each of the Selling Stockholders. Except as indicated, each of the Selling Stockholder has sole voting and investment power with respect to all shares of Common Stock (the "Shares") shown as owned by each Selling Stockholder, subject to community property laws where applicable, and unless otherwise indicated, none of the Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of Common Stock, Warrants, Options or other securities of the Company. Because the Selling Stockholders may offer all or some of the Shares which they hold pursuant to this Offering, and because there are no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the number of Shares that will be held by the Selling Stockholders after completion of this Offering. The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below.




                                                                                            NUMBER OF              SHARES
                                                                     SHARES                  SHARES              OWNED AFTER
                                                                                                                -------------
                                                             OWNED PRIOR TO OFFERING         BEING                OFFERING(2)
         NAME OF SELLING STOCKHOLDER                        --------------------------                           -------------
         ----------------------------                         NUMBER        PERCENT(1)       OFFERED          NUMBER   PERCENT(3)
                                                             --------       ----------       --------         -------  ----------
 Telcom Holding, LLC ............................           1,008,000(4)     14.21%          975,000(4)       33,000      *
 Paul C. O'Brien.................................             156,250(5)      2.28%           81,250(5)       75,000      *
 Rolf N. Hufnagel................................          137,000(6)(7)      1.99%       130,000(6)(7)        7,000      *
 Windermere Holdings, Inc........................             130,000(7)      1.88%          130,000(7)            0      *
 Kenny Securities Corporation....................          125,000(8)(9)      1.81%       125,000(8)(9)            0      *
 Mark P. Kiley...................................             81,250(10)      1.19%          81,250(10)            0      *
 Nicholson/Kenny Capital Management, Inc.........          77,400(8)(11)      1.14%       77,400(8)(11)            0      *
 Robert T. Kirk..................................             76,500(12)      1.12%          76,500(12)            0      *
 Vermont Telecommunications Network Services, Inc.            62,112(13)        *            62,112(13)            0      *
 Imperial Bank of Inglewood......................             60,000(14)        *            60,000(14)            0      *
 Andrew W. Jamison...............................             40,000(15)        *            40,000(15)            0      *
 BankBoston Corp.................................             20,000(14)        *            20,000(14)            0      *
 Mark McLain.....................................                 17,619        *                17,619            0      *
 Richard Downs...................................                 17,619        *                17,619            0      *
 William Schofield...............................                 17,619        *                17,619            0      *
 Glenn Desort....................................             17,125(12)        *            17,125(12)            0      *
 John Calabria...................................             17,125(12)        *            17,125(12)            0      *
 Wendy Tand Gusrae...............................             13,600(12)        *            13,600(12)            0      *
 Concord Partners, Ltd...........................                 13,502        *                13,502            0      *
 Michael Morrisett...............................              8,600(12)        *             8,500(12)          100      *
 Paul D. Medrano.................................              7,500(12)        *             7,500(12)            0      *
 Maria P. Kossmeyer Rev Trust U/A/D 1/13/94
      Maria P. Kossmeyer TTEE....................               7,480(8)        *              7,480(8)            0      *
 Leasehold Analysis Consulting Group, Inc.
      P/S Plan U/A/D 9/30/95, FBO Maria P.
      Kossmeyer..................................               6,461(8)        *              6,461(8)            0      *
 Gregory K. Allsberry............................               5,000(8)        *              5,000(8)            0      *
 Mark Kruger.....................................               5,000(8)        *              5,000(8)            0      *
 Brian M. Herman.................................              4,500(12)        *             4,500(12)            0      *
 Michael Ferraro.................................              3,750(12)        *             3,750(12)            0      *
 David A. Carter.................................              3,400(12)        *             3,400(12)            0      *
 Kenton Grimm....................................              3,000(12)        *             3,000(12)            0      *
 Daniel O'Halloran...............................              3,000(12)        *             3,000(12)            0      *
 Phillip J. Aiello, Jr...........................              2,250(12)        *             2,250(12)            0      *
 Richard Gianella Rev Trust U/A/D 1/13/94
 Richard Gianella TTEE...........................               2,040(8)        *              2,040(8)            0      *
 Paul J. Wirtz...................................               2,000(8)        *              2,000(8)            0      *
 Daren Dickson...................................              1,500(12)        *             1,500(12)            0      *
 David K. Evansen................................              1,500(12)        *             1,500(12)            0      *
 Michael E. Petrusha.............................              1,050(12)        *             1,050(12)            0      *
 John A. Orlando.................................              1,050(12)        *             1,050(12)            0      *
 Peter D. Andolpho, Jr...........................              1,050(12)        *             1,050(12)            0      *


                                       12

 Scott Phillip Flynn.............................              1,050(12)        *             1,050(12)            0      *
 Phil James Flynn................................              1,050(12)        *             1,050(12)            0      *
 Steven M. Lange Rev Trust U/A/D 10/24/95
       Steven M. Lange or His Successor TTEE.....               1,000(8)        *              1,000(8)            0      *
 FBO Clayton Kossmeyer IRA.......................                 408(8)        *                408(8)            0      *
 FBO Chase Kossmeyer IRA.........................                 408(8)        *                408(8)            0      *
 FBO Meryl Kossmeyer IRA.........................                 408(8)        *                408(8)            0      *

------------------------
*    Less than one percent.

(1) Based on 6,770,060 shares outstanding as of May 28, 1998, but excluding all options and warrants other than options and warrants held by the option holder, the underlying shares of which are being registered hereby.
(2) Assumes all Shares held by the Selling Stockholders registered hereby are offered and sold and that all of the convertible securities have been exercised and the underlying shares registered hereby are offered and sold.
(3) Based on 8,420,113 shares outstanding, including 2,576,129 new shares being offered hereunder.
(4) Acquired in the first quarter of 1997 in a private placement (the "Telcom Private Placement") with Telcom Holding, LLC, a Massachusetts limited liability company ( "Telcom") formed by The O'Brien Group, Inc., a Massachusetts corporation (the "O'Brien Group"). Includes (i) 650,000 shares of Common Stock and (ii) Private Warrants exercisable at $6.50 per share of the Company to purchase up to 325,000 shares of Common Stock, at a price of $4.40 per unit ("Unit"), all of which were purchased by Telcom. Does not include 81,250 additional shares underlying Private Warrants issued in connection with the Telcom Private Placement to each of Paul C. O'Brien and Mark P. Kiley, managing members of Telcom.
(5) Mr. O'Brien is a director and the Chairman of the Company. Mr. O'Brien's ownership includes 12,000 shares issuable upon exercise of certain options, which shares are not being offered hereby and 81,250 shares issuable upon exercise of Private Warrants exercisable at $6.50 which are being offered hereby.
(6) Includes 130,000 shares of Common Stock underlying Options granted to Mr. Hufnagel exercisable at prices ranging from $7.25 to $7.38 per share. Mr. Hufnagel was a director of the Company from September 1994 until May 1996.
(7) Consists of shares of Common Stock underlying options granted to Windermere Holdings, Inc. ("WHI"), exerciseable at prices ranging from $7.00 to $7.38 per share. Mr. Hufnagel, a former director of the Company, was a principal officer of WHI.
(8) Acquired in a private placement (the "Private Placement") on October 31, 1996, in which 300,281 shares of Common Stock were issued to 76 investors, including the Selling Stockholder. The securities were issued in reliance on the exemption provided in Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder, because no public offering was involved and the securities were issued to no more than 35 non-accredited investors. Kenny Securities Corporation ("Kenny Securities"), a registered broker-dealer, assisted in the Private Placement and in connection therewith received a commission equal to 8% of the gross proceeds ($120,000) and 15,000 Common Stock purchase warrants, each exercisable until 2001 for one share of Common Stock at an exercise price of $7.00 per Common Stock purchase warrant. Each purchaser in the Private Placement acquired less than 1% of the Company's total shares of Common Stock outstanding. Does not include any shares of Common Stock which may be issued to Kenny Securities pursuant to certain Private Warrants.
(9) Consists of 125,000 shares of Common Stock underlying Private Warrants exercisable at prices ranging from $7.00 to $7.15 per share.
(10) Consists of shares of Common Stock underlying Private Warrants exerciseable at $6.50. Mr. Kiley is a managing member of Telcom.
(11) Nicholson/Kenny Capital Management. Inc. ("N/K") is a registered investment adviser which purchased the Shares offered hereby on behalf of certain private accounts. N/K is an affiliate of Kenny Securities. Does not include any shares of Common Stock which may be issued to Kenny Securities pursuant to certain of the Private Warrants.
(12) Barron Chase Securities Corp. ("Barron Chase") is a registered broker-dealer and acted as the managing underwriter in the Company's initial public offering in June 1995. The shares of Common Stock being registered in this Offering underlie the underwriter's warrants received by the Selling Stockholder. The underwriter's warrants are exerciseable at prices ranging from $6.75 to $6.92 per share and expire in June 1998 and June 2001.
(13) Issued in connection with the November 13, 1997 acquisition by the Company of the net assets of Vermont Telecommunications Network Services, Inc.
(14) Issued in connection with credit facilities effective November 21, 1997 with each of Imperial Bank of Inglewood and BankBoston Corp. Consists of shares of Common Stock underlying Private Warrants exerciseable until November 21, 2004 at a purchase price of $7.08 per share.
(15) Issued in connection with the September 1996 acquisition by the Company of the assets of Groupnet, Inc. ("Groupnet"). Mr. Jamison, the sole shareholder of Groupnet, was an employee of the Company from September 1996 until August 1997.

     This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

                                 PLAN OF DISTRIBUTION

     The Shares offered hereby may be sold by the Selling Stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     In order to comply with the securities laws of certain states, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, such Shares may not be offered or sold unless registered or qualified for sale in such jurisdictions or an exemption from any registration or qualification requirement is available and the requirements thereof have been satisfied.

     The Company will receive no proceeds from the sale by the Selling Stockholders of the Common Stock offered hereby. All of the expenses incurred in connection with the registration of the Common Stock offered hereby will be paid by the Company, except for commissions of dealers or brokers and any transfer fees incurred in connection with the sales of the securities by the Selling Stockholders, which commissions and fees will be paid by the Selling Stockholders.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Stockholders.

     There can be no assurance that the Selling Stockholders will sell all or any of the Shares offered by them hereby.

                                   LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Troop Meisinger Steuber & Pasich, LLP, Los Angeles, California.

                                      EXPERTS

     The audited financial statements of the Company incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports dated December 20, 1996 and February 17, 1998, which are incorporated herein by reference, and have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing, by Carpenter Kuhen & Sprayberry, independent public accountants, as stated in their report dated March 13, 1997, which is incorporated herein by reference, and has been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing, and by McSoley, McCoy & Co., independent public accountants, as stated in their reports dated January 21, 1998 and October 10, 1997, which are incorporated herein by reference, and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  MATERIAL CHANGES

     Robert G. Hatfield resigned as Chief Executive Officer and a director of the company effective April 17, 1998. Mr. Hatfield and the Company have entered into a severance agreement, pursuant to which Mr. Hatfield will receive two years compensation over the next eighteen months. The first year's compensation will be paid during the first six months of the agreement. Mr. Hatfield will forfeit his severance benefits in the event he competes with the Company or makes any disparaging remarks about the Company.

                                      PART II
                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Company in connection with the registration, issuance and distribution of the securities being registered hereby. All the amounts shown are estimates, except for the registration fee.

          Registration fee(1)                              $  2,557
          NASDAQ National Market listing fee               $      0
          Legal fees and expenses                          $ 20,000
          Accounting fees and expenses                     $  1,000
          Printing and engraving expenses                  $  2,000
          Miscellaneous expenses                           $ 15,000
                                                           --------
          TOTAL                                            $ 40,557

-----------------------------
(1) The Registration fee was previously paid in connection with Registration Statement No. 333-19597, except for $1,110 being paid herewith in connection with the registration of previously unregistered securities of the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits indemnification of the Company's officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation, like View Tech, has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

     Article VII, Section (6) of the Company's Bylaws provide that View Tech shall indemnify its directors and executive officers to the fullest extent authorized under Delaware Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of such person. In addition, expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of View Tech (or was serving at View Tech's request as a director or officer of another corporation) shall be paid by View Tech in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by the relevant section of the Delaware General Corporation Law.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law,
Article X of the Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

     There is directors and officers liability insurance now in effect which insures View Tech's directors and officers.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     See the Exhibit Index of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                      SIGNATURES

          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CAMARILLO, COUNTY OF VENTURA, STATE OF CALIFORNIA, ON May 28, 1998.

                                         VIEW TECH, INC.

Dated:  May 28, 1998               By:  /s/   David A. Kaplan
                                        ------------------------------------
                                        DAVID A. KAPLAN
                                        Chief Financial Officer

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Shea and David A. Kaplan, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement related to this Registration Statement and filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

SIGNATURE                                    TITLE                                                  DATE
----------                                   -----                                                 ------

/s/  William J. Shea              Chief Executive Officer                                      May 28, 1998
--------------------------        (Principal Executive Officer)
WILLIAM J. SHEA


/s/  David A. Kaplan              Chief Financial Officer                                      May 28, 1998
--------------------------        (Principal Financial and Accounting Officer)
DAVID A. KAPLAN


/s/  Paul C. O'Brien              Chairman of the Board of Directors                           May 28, 1998
--------------------------
PAUL C. O'BRIEN


/s/  Franklin A. Reece, III       President and Director                                       May 28, 1998
--------------------------
FRANKLIN A. REECE, III


                                       17

/s/  Calvin M. Carrera            Director                                                     May 28, 1998
--------------------------        Vice President/General Manager
CALVIN M. CARRERA


/s/  David F. Millet              Director                                                     May 28, 1998
--------------------------
DAVID F. MILLET


/s/  Robert F. Leduc              Director                                                     May 28, 1998
--------------------------
ROBERT F. LEDUC

                                    EXHIBIT INDEX

Exhibit     Exhibit                                                        Page
Number      -------                                                        -----
-------
 +5.1       Opinion  of  Troop  Meisinger  Steuber & Pasich, LLP
            with respect to the Common Stock being registered.

 +23.1      Consent  of  Troop  Meisinger  Steuber & Pasich, LLP
            (included in Exhibit 5.1).

 23.2(a)    Consent of independent public accountants Arthur Andersen, LLP.   20

 23.2(b)    Consent of independent public accountants Carpenter Kuhen &       21
            Sprayberry.

 23.2(c)    Consent of independent public accountants McSoley, McCoy & Co.    22


 24.1 Power of Attorney. Incorporated herein by reference to the signature page of this Registration Statement.

 99.1 Memorandum of Understanding by and between the Company and former Chief Executive Officer, Robert
            G. Hatfield, effective April 17, 1998. Incorporated herein by reference to the Company's Form 10-Q for quarterly period ended March 31, 1998.

-------------------------
+    To be filed by amendment.


                                          19